Exhibit 10.1

TRANSITION AGREEMENT

Dear Don:

The following outlines our mutual agreement (the “Agreement”), regarding the transition from your roles and employment with MVB Financial Corp., MVB Bank, Inc., and/or its affiliates (collectively, “MVB” or the “Company”), effective as of July 10, 2025 (the “Effective Date”). In consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which both of us hereby acknowledge, we agree as follows:

1. Initial Transition Period. You agree to continue in your current positions of President and Chief Financial Officer and perform your current regular duties until the earlier of i) the start date of a new Chief Financial Officer of the Company, or (ii) July 31, 2025 (the “Transition Date”), on which date we mutually agree that your Executive Employment Agreement, effective as of March 1, 2021, and any amendments thereto (“Employment Agreement”) shall terminate, and your employment and compensation and benefits thereafter shall be exclusively in accordance with the terms of this Agreement. After the Transition Date, although you will no longer perform in your current positions and, to the extent applicable, hold any positions as an officer, director or manager of the Company or any of its subsidiaries or affiliates, you will continue as an employee providing transitional support through August 31, 2025 or such earlier date as provided herein (“the Separation Date”). Such transition period shall be referred to as the “Initial Transition Period.” You will continue to be paid your regular base salary and benefits through the Separation Date, on which day your employment status with the Company shall end. Other than as provided in Section 2, as applicable, your participation in and/or right to any further equity grants, pay or benefits under any incentive/bonus, equity, or other Company or affiliate compensation or other welfare benefit plans or policies shall end as of the Separation Date.

a. Announcement of Transition; Resignations. The parties will cooperate on an agreed public announcement and/or communication of your transition and separation from the Company to third parties. You agree to cooperate in effecting the resignations as requested by MVB from any boards or positions on or in which you served at the request or on behalf of the Company, such as Victor, ICM, and Warp Speed, which resignations shall be effective as of the Transition Date. With respect to Interchecks, we agree that you may remain on such board and not resign from such board (including through renewed terms), provided that through August 31, 2026 you continue to serve as MVB’s representative, You further agree during such time to report to MVB’s CEO following each Interchecks’ board/committee meeting with respect to those matters or events about which you are permitted to report and agree to resign from such board should you accept a position with a competitor of MVB or another financial institution.

b. Obligations – Initial Transition Period. During the Initial Transition Period, unless otherwise agreed by the Company, you shall remain available to provide full-working time services and assistance with respect to any transition needs and to provide other support as requested by the Company.

c. Early Termination of Initial Transition Period. Should either you resign employment for any reason prior to August 31, 2025, or should MVB terminate your employment for Cause (as Cause is defined under the Employment Agreement), MVB shall not be obligated to provide any pay or benefits beyond the Accrued Benefits (i.e., you will not receive the pay and benefits under Section 2(b)).

2. Separation Date; Continuing Consulting Services.

a. Separation Date – Payment of Accrued Obligations & COBRA Coverage. Following the Separation Date, you will be paid or provided (1) all base salary and unused vacation accrued through the Separation Date, paid on the next payroll following the Separation Date; (2) any vested equity-related compensation to which you are entitled under applicable MVB stock incentive plans, which includes those RSUs and Options vested as of the Separation Date, paid out in accordance with the applicable plan; and (3) any other compensation due under any appliable Company pension plan, all less applicable taxes and withholdings (collectively, the “Accrued Obligations”). You understand and agree that you remain subject to any blackout trading periods, if and as applicable, and MVB agrees to amend any time periods specified under plan documents to allow you an additional 120 days to exercise any vested equity should you be unable as a result of any blackout period to exercise within the plan permitted time period.

b. Severance and Consulting Compensation; Equity Treatment. Further, subject to the conditions in Section 1(c), and as further recognition of your past service and in consideration of the ongoing consulting obligations hereunder, the Company shall continue to pay your base salary through the first anniversary of the Transition Date (“Severance and Consulting Compensation”), and will provide a payment for any annual incentive compensation earned for the 2025 fiscal year, pro-rated for the days of the fiscal year worked by you up to the Separation Date (“Pro-rated 2025 Bonus). The Severance and Consulting Compensation shall be paid subject to employee taxes and withholding on the Company’s regular payroll dates commencing after the Separation Date, The Pro-rated 2025 Bonus, if due, shall be paid at the same time other eligible executives receive such payments following the applicable fiscal year.

Provided you timely elect to continue your group health insurance benefit(s) (limited to those benefits in which you and your eligible dependents participated as of the last date of employment) under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), MVB will also continue to pay the employer-side premiums of your COBRA costs to continue such coverage for up to twelve (12) months following the Separation Date (“COBRA Payment Period”). Any employee-side premiums shall be deducted from the Severance and Consulting Compensation. Should you become eligible to receive group healthcare benefits from another employer during the COBRA Payment Period, payment of your COBRA premiums will cease at the time of such eligibility. You agree to notify the Company promptly upon such employment. Any additional months of COBRA coverage you or your dependents may be entitled to beyond the COBRA Payment Period must be paid at your own cost by you or your dependents.

With respect to your equity grants that are unvested and outstanding as of the Separation Date, the Company agrees that such shall continue to vest in accordance with their original terms through and until the one-year anniversary of the Transition Date, at which time you shall have the rights to exercise or payment as otherwise provided under the applicable MVB stock plan. All other equity-related awards that are unvested as of the Separation Date shall be forfeited as of the Separation Date. The Company further agrees to convert the applicable BOLI policy to a partial annuity policy pursuant to which you will be eligible to receive annual payments of either approximately $37,500 starting at age 70 or $19,780 starting at age 65, with MVB to receive the remaining proceeds, as in accordance with the governing insurance policy provisions.

All of the Company’s obligations under Section 2(b) are further expressly conditioned upon (i) you executing and delivering to the Company a general release in the form attached hereto as Exhibit A (the “Release”) following the Separation Date (not before) and the Release becoming irrevocable within 30 days of the Separation Date (the date the Release becomes irrevocable, the “Release Effective Date”); and (ii) you continuing to comply with all post-employment covenants under this Agreement.

These payments and benefits are in full settlement of any and all rights to compensation or benefits by reason of your employment or other agreement, Company policy or plan, or otherwise. In no event shall any payment, or any part thereof, be considered earnings or compensation for any purposes of Company benefits, benefit plans, and retirement plans.

3. Other Terms and Covenants.

a. During the ten-month period following the Separation Date, you agree to provide requested consulting or support on an as-needed reasonable basis, including but not limited to assistance and/or review of any required Company financial related reports or filings (e.g., 10k, proxy, annual report), participation in limited investor or shareholder meetings, and other reasonable transitional support if and as needed, and such support will not interfere or impact your work at a future employer. MVB agrees to reimburse you for all reasonable travel and business expenses incurred by you as the result of such requested assistance, in accordance with Company policies.

b. You agree to provide reasonable and prompt responses as requested by the Company regarding issues relating to your employment and agree to cooperate with MVB and its attorneys and other representatives as may be reasonably required or requested concerning any past, present or future legal matters involving third parties, with the understanding that any meetings you are required to attend are scheduled at mutually agreeable times. Should MVB request your assistance after the first anniversary of the Transition Date, it shall reimburse you for all reasonable travel costs and time required for such assistance.

c. You further agree to refrain from making or encouraging, directly or indirectly, any publication or statement, oral or written, of a disparaging or defamatory nature to any third party, including but not limited to employees, shareholders, or business partners of MVB, pertaining to MVB and/or Related Persons. The Company agrees to refrain from making or authorizing any public statement, oral or written, of a disparaging or defamatory nature about you, and the Company shall direct its officers and directors to refrain from making or encouraging, directly or indirectly, any statement, oral or written, of a disparaging or defamatory nature to any third party about you.

d. You agree to abide by and independently reaffirm any confidentiality, non-competition and non-solicitation covenants in Paragraphs 8 and 12 of your Employment Agreement or in other award agreements with the Company, which shall survive the termination of employment and the Employment Agreement and are hereby incorporated into this Agreement. You further understand and acknowledge the existence of our confidential information and our ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and you agree not to disclose it, and you acknowledge that improper use or disclosure of the confidential information by you may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

e. You agree to return to MVB all confidential information and all other property, both tangible and intangible, of MVB or its Related Persons, in good condition, including but not limited to Company products, cell phone, laptop, and any other documents relating to Company or affiliate technology.

f. MVB agrees, covenants, and stipulates, which agreement, covenant, and stipulation shall bind and run with this Agreement, that MVB shall defend, indemnify, protect, and hold you harmless, to the fullest extent permitted by law, against, from all and any actions, assessments, causes of action, charges, claims, costs, damages, demands, expenses, fees, fines, impositions, injuries, judgments, liabilities, liens, losses, and penalties, including, without limitation, charges, costs, expenses, and fees of accountants, advisors, consultants, experts, and legal counsel, of any and every character, description, kind, manner, and nature expended, incurred, suffered, or sustained by you arising out of, by reason of, or resulting from your employment with MVB including during the Transition Period and the period in time following the Separation date when you are providing consulting services and or support.

4. Your Representations. You specifically represent, warrant, and confirm the following:

a. you have not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency;

b. you have not made any claims or allegations to the Company related to discrimination, sexual harassment, sexual abuse, or other illegal acts, and that none of the payments set forth in this Agreement are related to discrimination, sexual harassment, sexual abuse or other illegal acts;

c. you have been properly paid all wages, vacation, employment benefits, bonuses, incentives, equity-based compensation, and other compensation due from the Company except as otherwise expressly provided for under this Agreement;

d. you have not engaged in any unlawful conduct relating to the business of the Company.

5. Release and Waiver of Claims.

a. You, on behalf of yourself and your heirs, administrators, executors, personal representatives, and assigns, forever release MVB, and its Related Persons (which term “Related Persons” includes, as applicable, and parent and other affiliated companies (including but not limited to MVB Financial Corp. and its affiliates) and each of their successors, assigns, predecessors, directors, officers, shareholders, members, partners – both general and limited, employees, representatives, agents, counsel, and insurers, and the heirs, administrators, executors, successors, and assigns of each of the foregoing) from, and covenants not to bring suit or otherwise institute legal proceedings or claims against any of them arising in whole or in part from, all claims arising from events occurring prior to or contemporaneously with the execution of this Agreement that you now have or may have of any nature whatsoever against MVB or its Related Persons, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the period of your employment or relationship with MVB or a related entity, as well as any claim for compensation or benefits or claims arising under any agreement with MVB or otherwise relating to the practices or policies of MVB or its affiliates.

b. This release includes, but is not limited to, any claim for wages or other compensation, any claim of wrongful discharge or termination, and any claim of discrimination or retaliation on any basis, including race, color, national origin, religion, sex, age or disability arising under any federal, state, or local statute, ordinance, order or law, including but not limited to claims arising from the Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended; the Family Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; the False Claims Act, any claim for advance notice of termination; and any claim that the Related Persons, jointly or severally, in an official or personal capacity, violated any law, or breached any contract or promise, express or implied, or any term or condition of your employment; any claim for promissory estoppel arising out of your employment; and any claims under any employee benefit plans or programs or arrangements (including but not limited to any claims under the Employee Retirement and Income Security Act of 1974, as amended); and any other issue preceding the execution of this Agreement including but not limited to those arising out of, or relating to the period of, your employment and/or relationship with MVB or its Related Persons. You hereby waive all rights to assert a claim for relief available under any laws, including but not limited to attorney fees, damages, reinstatement, back pay, or injunctive relief. Should you institute any claim released by this section or should any other person institute such a claim on your behalf, you will reimburse MVB or applicable party, as applicable, for any legal fees and expense incurred in defending such a claim. The intent of this section is to capture any and all claims that you have or may have against MVB or any of its Related Persons arising from events occurring prior to the execution of this Agreement.

c. Waiver of Known and Unknown Claims; Notice to West Virginia Employees. You acknowledge that you are releasing claims you know about as well as claims you may not know about. You understand the significance of releasing any claims you may have. Further, you understand you are waiving all rights under the West Virginia Human Rights Act. The toll-free number for the West Virginia Bar Association is 866-989-8227.

d. You hereby represent and warrant that you have not filed or reported any claims or complaints against MVB or any Related Person in any forum and that you have not assigned to any third party or filed with any agency or court any claim released by this section. You further represent that you have not incurred any work-related injury or disease for which you have not already filed a claim.

e. Further, this release does not prohibit you from filing a charge or complaint with any government entity related to your employment or separation of employment, including but not limited to the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). However, you understand that you are waiving your right to recover monetary damages or other individual relief in connection with any such charge or complaint, other than a right to receive an award pursuant to federal whistleblower provisions for information provided to any Government Agencies. You do otherwise forever waive your right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief directly or indirectly from MVB and/or Related Persons relating to any matter whatsoever up to the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit you from receiving a reward from the Securities and Exchange Commission or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

6. Miscellaneous. You acknowledge and agree that any payments made under this Agreement are in full settlement and discharge of any and all rights or claims which you or your estate may have against MVB, and/or any Related Person arising out of your employment or other relationship with MVB or its Related Persons, or otherwise, and that you are entitled to no additional payments or benefits from MVB or any Related Person that are not specifically referenced in this Agreement and that as of the Execution Date you have no outstanding business or other expenses reimbursable by MVB that have not been submitted to MVB and, accordingly, that no reimbursement is owed for such. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral pertaining to the subject matter hereof, including but not limited to the Employment Agreement (except as to your restrictive covenants, which are reincorporated herein).

7. Choice of Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of West Virginia without regard to its conflict of laws’ provisions. Except for injunctive or equitable actions, any claim, dispute, or controversy concerning this Agreement or your employment that is not resolved by mediation shall, upon election of either party, be resolved exclusively by binding arbitration conducted by the American Arbitration Association (“AAA”) in Morgantown, West Virginia (or some other location on which the parties may agree) in accordance with the Employment Arbitration Rules of the AAA (see https://www.adr.org/Rules) instead of the court system, and judgment upon the award rendered by the panel may be entered in any court having jurisdiction. The arbitrator, in his/her discretion may permit discovery in accordance with the AAA Employment Arbitration Rules. The following claims are excluded from arbitration: 1) claims under an employee benefit or pension plan that either (i) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (2) claims that, as a matter of applicable law that is not preempted by the Federal Arbitration Act, the parties cannot agree to arbitrate. Neither party shall elect a trial by jury in any action, suit, proceeding, or counterclaim arising out of or in any way connected with this Agreement or your employment.

8. Tax Consequences. It is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay, or your delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

Signatures on the following page.

You represent and agree that you have fully read and understand the meaning of this Agreement and are voluntarily entering into this Agreement with the intention of giving up all claims against MVB and any Related Person. You acknowledge that you are not entering into this Agreement relying on any representations by MVB or any Related Person concerning the meaning of any aspect of this Agreement.

Date: July 10, 2025	/s/ Donald T. Robinson
Donald T. Robinson

MVB Financial Corp.

MVB Bank, Inc.:

Date: July 10, 2025	By:	/s/ Craig B. Greathouse
	Name:	Craig B. Greathouse
	Title:	Chief Administrative Officer

Exhibit A

GENERAL RELEASE OF CLAIMS

[Do not execute prior to Separation Date]

In consideration of and as required for the payments and benefits to be provided under the Confidential Transition, Separation and Release Agreement (the “Agreement”), by and between you and MVB Bank and MVB Financial Corp. and its affiliates (the “Company” or “MVB”), the sufficiency of which you hereby acknowledge,

(a) You, on behalf of yourself and your heirs, administrators, executors, personal representatives, and assigns, forever release MVB, and its Related Persons (which term “Related Persons” includes, as applicable, and parent and other affiliated companies (including but not limited to MVB Financial Corp. and its affiliates) and each of their successors, assigns, predecessors, directors, officers, shareholders, members, partners – both general and limited, employees, representatives, agents, counsel, and insurers, and the heirs, administrators, executors, successors, and assigns of each of the foregoing) from, and covenants not to bring suit or otherwise institute legal proceedings or claims against any of them arising in whole or in part from, all claims arising from events occurring prior to or contemporaneously with the execution of this Release that you now have or may have of any nature whatsoever against MVB or its Related Persons, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the period of your employment or relationship with MVB or a related entity, as well as any claim for compensation or benefits or claims arising under any agreement with MVB or otherwise relating to the practices or policies of MVB or its affiliates.

(b) This Release includes, but is not limited to, any claim for wages or other compensation, any claim of wrongful discharge or termination, and any claim of discrimination or retaliation on any basis, including race, color, national origin, religion, sex, age or disability arising under any federal, state, or local statute, ordinance, order or law, including but not limited to claims arising from the Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended; the Family Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; the False Claims Act, any claim for advance notice of termination; and any claim that the Related Persons, jointly or severally, in an official or personal capacity, violated any law, or breached any contract or promise, express or implied, or any term or condition of your employment; any claim for promissory estoppel arising out of your employment; and any claims under any employee benefit plans or programs or arrangements (including but not limited to any claims under the Employee Retirement and Income Security Act of 1974, as amended); and any other issue preceding the execution of this Release including but not limited to those arising out of, or relating to the period of, your employment and/or relationship with MVB or its Related Persons. You hereby waive all rights to assert a claim for relief available under any laws, including but not limited to attorney fees, damages, reinstatement, back pay, or injunctive relief. Should you institute any claim released by this section or should any other person institute such a claim on your behalf, you will reimburse MVB or applicable party, as applicable, for any legal fees and expense incurred in defending such a claim. The intent of this section is to capture any and all claims that you have or may have against MVB or any of its Related Persons arising from events occurring prior to the execution of this Release.

(c) Waiver of Known and Unknown Claims; Notice to West Virginia Employees. You acknowledge that you are releasing claims you know about as well as claims you may not know about. You understand the significance of releasing any claims you may have. Further, you understand you are waiving all rights under the West Virginia Human Rights Act. The toll-free number for the West Virginia Bar Association is 866-989-8227.

(d) You hereby represent and warrant that you have not filed or reported any claims or complaints against MVB or any Related Person in any forum and that you have not assigned to any third party or filed with any agency or court any claim released by this section. You further represent that you have not incurred any work-related injury or disease for which you have not already filed a claim.

(e) Further, this Release does not prohibit you from filing a charge or complaint with any government entity related to your employment or separation of employment, including but not limited to the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). However, you understand that you are waiving your right to recover monetary damages or other individual relief in connection with any such charge or complaint, other than a right to receive an award pursuant to federal whistleblower provisions for information provided to any Government Agencies. You do otherwise forever waive your right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief directly or indirectly from MVB and/or Related Persons relating to any matter whatsoever up to the date of this Release. Notwithstanding the foregoing, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit you from receiving a reward from the Securities and Exchange Commission or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

(f) You represent you have returned to MVB all confidential information and all other property, both tangible and intangible, of MVB or its Related Persons and that you have not retained or transferred any Company data or information outside of the Company.

(g) MVB advises you to consult with an attorney before executing this Release and by signing this Release, you acknowledge that you have been given at least 21 calendar days to consider this Release before signing it. If you sign, it will not become effective until seven (7) calendar days after signing it, and you may, within seven (7) calendar days after signing, revoke this Release in its entirety by providing written notice to MVB via Brad Greathouse, Chief Administrative Officer, at bgreathouse@mvbbanking.com. If written notice of revocation is not received by MVB by the 8th day) after the execution of this Release by you, this Release will become effective and enforceable on that day after which any severance or other payments will be distributed.

You represent and agree that you have fully read and understand the meaning of this Release and are voluntarily entering into this Release with the intention of giving up all claims against the Company and Related Parties.

Donald T. Robinson

Date: